UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: April 25, 2017

TIFFANY & CO.
(Exact name of Registrant as specified in its charter)

Delaware	1-9494	13-3228013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Fifth Avenue, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Item 8.01.     Other Events.

As previously disclosed by Registrant, Registrant and its wholly owned subsidiaries, Tiffany and Company and Tiffany (NJ) Inc. (Registrant and such subsidiaries, together, the “Tiffany Parties”) took action in the courts of the Netherlands seeking to annul the arbitration award issued on December 21, 2013 (the “Arbitration Award”) in favor of the Swatch Group Ltd. (“Swatch”) and its wholly owned subsidiary Tiffany Watch Co. (together with Swatch, the “Swatch Parties”). The Arbitration Award was issued by a three-member arbitral panel convened in the Netherlands pursuant to the Arbitration Rules of the Netherlands Arbitration Institute, and reflected the panel’s ruling with respect to certain claims and counterclaims among the Swatch Parties and the Tiffany Parties under the agreements entered into by and among the Swatch Parties and the Tiffany Parties that came into effect in December 2007 (the “Agreements”).

Generally, arbitration awards are final; however, Dutch law does provide for limited grounds on which arbitral awards may be set aside. On March 31, 2014, the Tiffany Parties petitioned to annul the Arbitration Award on these statutory grounds in the District Court of Amsterdam. A three-judge panel presided over the annulment hearing on January 19, 2015, and, on March 4, 2015, issued a decision in favor of the Tiffany Parties. Under this decision, the Arbitration Award was set aside. However, the Swatch Parties took action in the Dutch courts to appeal the District Court's decision, and a three-judge panel of the Appellate Court of Amsterdam presided over an appellate hearing in respect of the annulment, and the related claim by the Tiffany Parties for return of the Arbitration Damages (as defined below) and related costs, on June 29, 2016.

The Appellate Court issued its decision on April 25, 2017, finding in favor of the Swatch Parties and ordering the Tiffany Parties to reimburse the Swatch Parties EUR 6,340.00 in legal costs. However, the Tiffany Parties have a right to appeal the decision of the Appellate Court to the Supreme Court of the Netherlands, and the Arbitration Award may ultimately be set aside by the Supreme Court. If the Tiffany Parties take action to appeal the decision of the Appellate Court, Registrant’s management expects that the annulment action will not be ultimately resolved until, at the earliest, Registrant's fiscal year ending January 31, 2019.

If the Arbitration Award is finally annulled, management anticipates that the claims and counterclaims that formed the basis of the arbitration, and potentially additional claims and counterclaims, will be litigated in court proceedings between and among the Swatch Parties and the Tiffany Parties. The identity and location of the courts that would hear such actions have not been determined at this time.

In any litigation regarding the claims and counterclaims that formed the basis of the arbitration, issues of liability and damages will be pled and determined without regard to the findings of the arbitral panel. As such, it is possible that a court could find that the Swatch Parties were in material breach of their obligations under the Agreements, that the Tiffany Parties were in material breach of their obligations under the Agreements or that neither the Swatch Parties nor the Tiffany Parties were in material breach. If the Swatch Parties’ claims of liability were accepted by the court, the damages award cannot be reasonably estimated at this time, but could exceed the damages paid by the Tiffany Parties under the Arbitration Award and could have a material adverse effect on Registrant’s consolidated financial statements or liquidity.

In the arbitration, the Swatch Parties sought damages based on alternate theories ranging from CHF 73,000,000 to CHF 3,800,000,000, and the Tiffany Parties’ counterclaims sought damages based on alternate theories ranging from CHF 120,000,000 to approximately CHF 540,000,000. Pursuant to the Arbitration Award, the Tiffany Parties paid the Swatch Parties damages of CHF 402,737,000 (the “Arbitration Damages”), as well as interest from June 30, 2012 to the date of payment, two-thirds of the cost of the arbitration, and two-thirds of the Swatch Parties’ legal fees, expenses and costs. These amounts were paid in full in January 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.
(Registrant)

By: /s/ Leigh M. Harlan
Leigh M. Harlan
Senior Vice President, Secretary
and General Counsel
Date: April 25, 2017